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                    SCHEDULE 14A INFORMATION
                         (Rule 14a-101)
            INFORMATION REQUIRED IN PROXY STATEMENT

                    SCHEDULE 14A INFORMATION
   PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
             EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]  Preliminary Proxy Statement
[  ]  Definitive Proxy Statement
[X ]  Definitive Additional Materials
[  ]  Soliciting Material Under Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                   COMMUNITY FINANCIAL CORP.
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        (Name of Registrant as Specified in its Charter)

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 (Name of Person(s) Filing Proxy Statement, if Other Than the
                         Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X ] No fee required.
[   ] Fee computed on table below per Exchange Act
      Rules 14a-6(i)(1) and 0-11.

     1.     Title of each class of securities to which
transaction applies:
________________________________________________________________

     2.     Aggregate number of securities to which transaction
applies:
________________________________________________________________

     3.     Per unit price or other underlying value of
transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
________________________________________________________________

     4.     Proposed maximum aggregate value of transaction:

________________________________________________________________

     5.     Total fee paid:
________________________________________________________________

[  ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.     Amount Previously Paid:
            ____________________________________________

     2.     Form, Schedule or Registration Statement No.:
            ____________________________________________

     3.     Filing Party:
            ____________________________________________

     4.     Date Filed:
            ____________________________________________

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       [COMMUNITY FINANCIAL CORP. LETTERHEAD]

              IMPORTANT ANNUAL MEETING
                   April 27, 2000


Dear Fellow Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Community Financial Corp. which will be held on Thursday, April 27, 2000, at the Holiday Motel located at 1300
S. West Street, Olney, Illinois at 11:00 a.m., local time. Your Board of Directors and management look forward to greeting personally those stockholders able to be present.

     Accompanying this letter, please find your 1999 Annual Report to Stockholders, Notice of Annual Meeting and Proxy Statement and your WHITE proxy card. You are urged to give them your prompt and careful attention. THEN, PLEASE TAKE A MOMENT TO SUPPORT YOUR BOARD OF DIRECTORS BY SIGNING, DATING AND MAILING YOUR WHITE PROXY CARD.

          PROXY CONTEST COMMENCED -- CAUTION

     This year's annual meeting is of particular importance to your investment in Community Financial Corp. As we recently warned you, a dissident stockholder, Mr. Barrett Rochman, owner of various non-banking businesses including Fred's Barn, Rochman Rentals and Boo Noz Corp., has now commenced a proxy contest in opposition to your Board of Directors. In assessing Mr. Rochman's fitness to serve as a director of your Company, you should know that in 1999, after the United States Securities and Exchange Commission instituted proceedings against him, Mr. Rochman signed a consent decree.* THE FOLLOWING DISCLOSURE IS FROM MR. ROCHMAN'S OWN PROXY STATEMENT. CONSIDER IT CAREFULLY:

     "The SEC instituted proceedings against me in 1998
     alleging that I violated Section 13 (d) of the
     Securities Exchange Act of 1934 and certain rules
     thereunder (collectively the "Laws").  These
     proceedings were settled on February 17, 1999 without
     me having to admit or deny any of the alleged
     violations.  As part of the settlement, the SEC
     ordered me to cease and desist from committing or
     causing any violation or any future violation of the
     Laws.  The proceedings of the SEC related to certain
     reports that I was required to file with the SEC
     because I owned more than 5% of the outstanding shares
     of common stock of Heartland Bancshares, Inc.  I was
     not required to pay any fine or penalty in connection
     with the settlement."
___________

* SEE UNITED STATES OF AMERICA BEFORE THE SECURITIES AND EXCHANGE COMMISSION, ADMINISTRATIVE PROCEEDING FILE NO. 3-9829, IN THE MATTER OF BARRETT R. ROCHMAN, RESPONDENT. Available on the internet at:
http://www.sec.gov/enforce/adminact/34-41061.txt.
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     Now, and only 13 months after signing an SEC consent
decree, Mr. Rochman wants your support to elect himself and another dissident, M. Nadler, to your Board in place of the two highly qualified and dedicated nominees proposed for election by your Directors. What's more, Mr. Rochman has revealed that his expenses for this proxy contest are estimated at $75,000, and he wants Community Financial stockholders to pick up the tab. Mr. Rochman's own proxy statement discloses, "...I intend to seek reimbursement of these expenses from Community Financial." WE DON'T BELIEVE SHAREHOLDERS SHOULD FOOT HIS BILL AND WE DON'T BELIEVE MR. ROCHMAN DESERVES YOUR SUPPORT.

     Mr. Rochman also wants your support for his non-binding stockholder proposal which, among other things, calls for your Company to retain a consultant or other advisor to make recommendations to the Board to improve earnings, and enhance stockholder value.

     THE FACT IS THAT YOUR BOARD OF DIRECTORS, WITH THE ASSISTANCE OF A NATIONALLY RECOGNIZED CONSULTING FIRM, HAS RECENTLY COMPLETED AN ANALYSIS OF YOUR COMPANY AND ADOPTED A COMPREHENSIVE STRATEGIC PLAN TO IMPROVE YOUR COMPANY'S PERFORMANCE AND ENHANCE STOCKHOLDER VALUE.

     Your Board of Directors has unanimously determined to oppose the election of B. Rochman and his hand picked candidate as not in the best interest of the Company and all of its stockholders. We urge you to reject B. Rochman -- do not sign any blue card that he may send to you. INSTEAD, WE ASK YOU TO SUPPORT YOUR BOARD OF DIRECTORS - DIRECTORS COMMITTED TO MAXIMIZING VALUE FOR ALL COMMUNITY FINANCIAL STOCKHOLDERS - BY SIGNING, DATING AND MAILING YOUR WHITE PROXY.

               STRATEGIC PLAN ADOPTED

     More than 5 months ago and long before Barrett Rochman made his intentions known, it became clear to your Board of Directors, including me, that change was necessary at Community Financial Corp. Your Company's 1999 financial performance was mediocre and, even more importantly, our stock price has suffered like many others in the banking industry. Accordingly, we began a process of critical self-evaluation and determined that a new Strategic Plan was required to dramatically improve financial performance. THE DRIVING FORCE AND VISION BEHIND THIS PLAN WAS THE NEED TO MAXIMIZE VALUE FOR ALL OF OUR STOCKHOLDERS.

     To assist us in this process your Board of Directors retained a nationally recognized bank consulting firm, Professional Bank Services. Our work began by defining our vision and mission for your bank and included a candid assessment of our strengths and weaknesses, as well as the opportunities and challenges facing your Company. Having completed this initial analysis, we then devoted ourselves to defining our objectives and strategies.

     On March 6, your Company announced that it had adopted a comprehensive Strategic Plan which contains initiatives in virtually all areas of our business. Community Financial's Strategic Plan will allow us to capitalize on our strengths - community and service focuses and geographic diversity to name a few - and address areas for improvement. HIGHLIGHTS OF THE STRATEGIC PLAN INCLUDE:


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    .  INCREASE OPERATING EFFICIENCIES AND REDUCE COSTS
       ------------------------------------------------

       We intend to merge all of our existing banks under one umbrella in a major step to control costs and increase operating efficiencies. The merger of our bank subsidiaries will permit consolidation of accounting and lending functions thereby promoting operating consistencies, efficiencies and lower costs. An application to merge two of our banks has already been filed and we are preparing another application to submit to federal regulators to merge two other subsidiary banks. The final step, which we expect to finish next year, will merge all of the existing charters into one common commercial bank charter. In addition to significant cost savings, we expect to reap benefits from standardization of products and services and an improved image and presence in the marketplace.

       In addition to our planned bank consolidation, Community Financial plans to implement other initiatives to reduce or limit expenses and to better employ technology to enhance efficiencies.

     . IMPROVE RETURNS THROUGH BALANCE SHEET RESTRUCTURING
       ----------------------------------------------------

       In order to improve your Company's returns, we plan to take steps to alter the current asset and liability mix, maximize loan volume and lower our cost of funds. Specifically, we will implement marketing programs to increase construction, agricultural and commercial real estate loans while decreasing our emphasis on real estate lending. We also intend to significantly grow non-interest income through service and other fee-based income, while reducing and tightly controlling costs as described above. Further, marketing programs will be utilized to realign and increase the deposit mix with an emphasis on transactions and savings deposits. Finally, lower yielding investment securities will be sold and proceeds will be invested to fund higher yielding loans and improve net interest margins.

     . IMPLEMENT SIGNIFICANT STOCK REPURCHASE PROGRAM
       ----------------------------------------------

       Successful implementation of the Company's planned initiatives and realization of benefits will enable Community Financial to undertake a significant stock repurchase program in the future. At present, it is our intention to conduct a significant repurchase of the Company's outstanding common stock which will reduce excess capital and enhance future returns on equity.

     Your Board of Directors strongly believes that the Strategic Plan as outlined will substantially improve your Company's financial performance and maximize value for all of our stockholders. We look forward to reporting to you on our progress and pledge our dedication to seeing the plan through to its successful conclusion. Please support our efforts by returning your WHITE proxy card today.

               ______________________

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     It is unfortunate that at a time when all of our energies
should be devoted to implementing our new Strategic Plan to enhance stockholder value that we must devote precious time and resources to fending off the proxy fight started by Mr. Rochman. Your Board of Directors is unanimous in its view that the election of Mr. Rochman and his nominee is not in the best interests of your Company and we urge you to reject his efforts. Please do not sign any blue proxy you receive from Mr. Rochman.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. ON BEHALF OF YOUR BOARD OF DIRECTORS, WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

     On behalf of the Board of Directors and all the employees of your Company, thank you for your continued interest and support.

                                 Sincerely,

                                 /s/ Wayne H. Benson

                                 Wayne H. Benson
                                 President & Chief
                                 Executive Officer


-----------------------------IMPORTANT--------------------------

     Your vote is important. Please take a moment to sign, date and promptly mail your WHITE proxy in the postage paid envelope provided. Remember, DO NOT return any blue proxy card sent to you by B. Rochman, not even as a vote of protest.

     If your shares are registered in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving your specific instructions. Please contact the person responsible for your account and direct him or her to execute a WHITE proxy on your behalf today. Then mail your WHITE proxy at once in the envelope provided. Please do so for each separate account you maintain. If you have any questions or need further assistance in voting, please call:

                D. F. KING & CO., INC.
                    77 Water Street
                  New York, NY 10005
           CALL TOLL-FREE - 1-888-242-8155
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